Exhibit 99.1

AMEN Properties Announces Preferred Stock Dividend and Elimination of Future Preferred Stock Dividends

    MIDLAND, Texas--(BUSINESS WIRE)--June 3, 2003--AMEN Properties Inc. (Nasdaq:AMEN) entered into agreements effective May 30, 2003 ("the Agreements") with its Series A and Series B Preferred Shareholders ("the Preferred Shareholders") pursuant to which the Preferred Shareholders agreed to the suspension of the accrual of dividends on the Series A and Series B Preferred Stock from and after April 1, 2003.
    Additionally, the Company agreed to declare and pay the accrued and unpaid dividends on the Preferred Stock through March 31, 2003 in shares of the Company's common stock in accordance with the Series A and Series B Preferred Stock Designations ("the Designations"). As a result, the Company will issue 209,302 unregistered shares of common stock of the Company to satisfy the accrued dividend as of March 31, 2003. In addition, the Preferred Shareholders agreed to the terms of the Agreements.
    In accordance with the Designations, the number of common shares to be issued was determined by dividing the accrued dividend of $360,000 by $1.72, which represents the average closing price of the Company's common stock for the sixty (60) trading days prior to the dividend declaration. The dividend was approved by the Company's Board of Directors on May 6, 2003, pending execution of the Agreements by all of the Preferred Shareholders for owners of record on June 6, 2003. Although the newly issued common shares are not currently registered, the Company does intend on filing a Form S-3 to register these securities, plus securities to be issued in the event of conversion of the Series A and Series B Preferred Stock. The suspension of future dividends will eliminate the 6% annual dividend, representing a $42,000 accrual per calendar quarter.

    Safe Harbor - This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, ability to meet the required conditions under the exceptions. These forward-looking statements are made in reliance on the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of Company filings with the Securities and Exchange Commission are available upon request from the Company.

    CONTACT: AMEN Properties Inc., Midland
             Eric Boyt, 432/684-3821
             eboyt@amenproperties.com